UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Royalty Pharma plc

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This Schedule 14A relates solely to preliminary communications made prior to furnishing security holders of Royalty Pharma plc (the "Company") with a definitive proxy statement related to a proposed transaction in which the Company's subsidiary, Royalty Pharma Holdings Ltd. ("RPH"), entered into a Membership Interest Purchase Agreement with Royalty Pharma, LLC ("RP LLC"), a Delaware limited liability company, RP Management, LLC, a Delaware limited liability company, and the sellers named therein (the "Sellers"), pursuant to which, upon the terms and subject to the conditions set forth therein, RPH will acquire all of the equity interests of RP LLC from the Sellers.

This Schedule 14A consists of a transcript of a conference involving TD Cowen, on the one hand, and Terrance Coyne and Marshall Urist of Royalty Pharma, on the other hand.

Event ID:   139218628627
Event Name: Royalty Pharma PLC at TD Cowen Healthcare Conference
Event Date: 2025-03-04T19:30:00 UTC

C: Terrance Coyne;Royalty Pharma PLC;Chief Financial Officer, Executive Vice President
C: Marshall Urist;Royalty Pharma PLC;Executive Vice President - Research and Investments
P: Michael Nedelcovych;TD Cowen;Analyst

+++ presentation

Michael Nedelcovych^  Good afternoon, everyone. Thanks for joining us, and thanks for being here for the Royalty Pharma session. I'm very pleased to welcome Terry Coyne, EVP and CFO of Royalty Pharma; and Marshall Urist, EVP and Head of Research and Investments. Gentlemen, thanks for joining us.

Terrance Coyne^  Thanks for having us.

Marshall Urist^  Thanks for having us.

+++ q-and-a

Michael Nedelcovych^  (Event Instructions) Royalty Pharma recently changed its corporate structure by internalizing the manager. Can you provide a brief overview of that transaction, the rationale behind it and chose now to do it?

Terrance Coyne^  Yeah. So this was a really big step in the evolution of the company that we announced in early January ahead of the JPMorgan Conference, where we announced that the Royalty Pharma Plc will acquire its external manager. And just so by way of background, for the 20-plus years, we were a private company, and then for the first four and a half years as a public company, we have been externally managed. And so what that means is that our assets, Royalty Pharma and investors who own Royalty Pharma Plc owned the assets, the portfolio of royalties and the cash and the debt, but they didn't own the team that was making the investments.

And so if you sort of think about it, the assets are one thing, but the real sort of platform, the special sauce of the investment process that we've honed over decades was all external and was just based on a contract. And so as we were thinking about how this business could evolve. And following a lot of feedback from investors as well, we realized that this was a really important step in the evolution to combine these two entities. And so it brings a number of important benefits. So from a financial perspective, it's immediate savings of $100 million expected -- over $100 million expected in 2026 growing to over $175 million by 2030. It improves alignment in a big way, where now a huge component of our compensation is actually going to be based on the vesting of the equity that we got that the management team got as part of the internalization transaction. And so we're aligned with shareholders more than we were before. There's also long-term vesting. And so that sort of ensures continuity of the team over the very long term. There's governance benefits. Now obviously, the Board has much more oversight over executive compensation and succession and things like that. And then the last thing, and I think this is really important, it's just simplification. It's just there's a lot of companies that investors can own. And this was a complicating factor to owning Royalty Pharma, it’s one more thing to understand. And so I think following a lot of discussion with investors, we realized that this was standing in the way of certain investors owning Royalty Pharma. And so removing that obstacle is really a really important step. And I think that we're really excited about this evolution.

Michael Nedelcovych^  Great. It's only been a few weeks now. But what has been the feedback so far? Do you feel that all those goals you just listed, primarily the last investor perspective, do you feel that those goals have generally been met?

Terrance Coyne^  Really, the feedback has been really positive. We -- obviously, we've been talking to investors after the announcement. And I think people get it. People understand why we did it. They understand the rationale, all the things that I listed, people are really excited about it.

And I think the hope is that this is the start of some real momentum in the equity story as well. And we're seeing that so far. And I think there's -- we all believe there's a lot of room to go there as well.

Michael Nedelcovych^  Well, that sort of dovetails with my next question which is that, there's so much the like at Royalty Pharma. I actually have a list here. I won't necessarily read it all out. Let me read it out loud. So growth rate and cash flow among the best among your peers, the risk profile, the opportunity set for future deals, the current pipeline, the competitive landscape where you really have advantages that are really unattainable by traditional pharma, your capital deployment strategy, and there's probably a lot more that maybe you can enlighten us.

But I think it's fair to say the company remains undervalued. You noted the internal manager, and the simplification of that story was one step in the right direction. But are there other elements of your business model that you think are just misunderstood by investors and you can clear it up for us now.

Terrance Coyne^  Yeah. So it's a great question that we've asked ourselves over the years, as you can imagine. I think the internalization was an important step, but you're right. There's -- it's only part of the process to get sort of the valuation that we think we deserve.

I think that really, we are still a fairly new public company. We've only been public for -- it will be five years in June. And we're an N of one. And so there are -- there is no company that is exactly like Royalty Pharma. So there's a huge education process. And that's one of the things that we've been doing a lot of is just getting in front of investors and talking about why this is such a unique story, highlighting all the things that you mentioned about the great growth rate, the diversification, how we operate in this incredibly innovative industry with a very differentiated way to participate in it. The cash flow of the business, the team, the track record, all of these things. But I think that over time, it's just going to be continued execution. And that's the thing that we know we can control. We can make sure that we're out there speaking with investors. But we can, every day, trying to add great new products, be really smart allocators of capital. We announced a large share buyback plan this year or at the same time, that we announced the internalization of the manager. So being really smart about returning capital to shareholders, buying our stock when it is really attractive. We think it's all important pieces of the puzzle to create that momentum in our shareholder base.

Michael Nedelcovych^  Any questions from the audience? Well, we mentioned pipeline is one of the brightest spots at Royalty Pharma. So let's dig a little deeper into that. What would point to as the most important readout upcoming in the next 12 to 18 months?

Marshall Urist^  Yeah. No, it's a good question. And I think just to take a step back, the pipeline is one important part of the broader story that Terry outlined, right? We have a big, very diversified, growing portfolio of in-market products that are doing great. And one part of the story that's developed nicely over the past couple of years has been our unapproved pipeline.

And as we look out over the next two or three years, we have a number of exciting things that are happening in the pipeline. So we just think forward from here, we have a royalty in Roche's brain shuttle product for Alzheimer's disease that I think we're going to have an update in a Phase 3 decision in the next, I think, few weeks. We have a royalty in Cytokinetics, Aficamten, it's going to be approved later this year. We have royalties in the Novartis, Lp(a) program that will have data in next year, Amgen's Lp(a) program as well. That's the year after that. We bought a Royalty on an exciting program at Sanofi in MS called frexalimab that will have data I think, in the '27, '28 time frame.

So as much as we have diversity in our end market portfolio, our pipeline has a lot of option value and diversity in it as well. And I think this balance of continuing to buy royalties on approved products and continuing to augment our pipeline. I think that story has developed really nicely over the last couple of years. And I think you'll continue to see us add on both parts of our product lines.

Michael Nedelcovych^  You had a positive Phase 3 read out for something in the pipeline?

Marshall Urist^  We did for a smaller -- it was a smaller investment that we made last year with a private company that's actually developing a drug for Tourette's Syndrome, which is something a lot of people know about, but it's actually a super interesting area because there has been zero innovation in that space.

Actually, the only approved product is an antipsychotic, Abilify, that a lot of that -- I'm sure people are familiar with. And that company, it's called MLX Biosciences announced a positive Phase 3 trial, I think last week. So the momentum continues.

Michael Nedelcovych^  Awesome. We'll look out for more positive updates in the near future. I actually skipped over your approved product portfolio. So maybe we can dig into some of those and start with Tremfya. You have a royalty on Tremfya, the IL-23 class by our account seems to be exceeding expectations in IBD. Is that true of yours as well? And how much upside is there to your initial deal assumptions around Tremfya?

Marshall Urist^  Yeah. Tremfya, we bought the royalty in Tremfya from a company called MorphoSys three years ago now, I think. And the consensus -- I don't remember the numbers exactly, but consensus is up very significantly from that time on the back of just it outperforming in its current psoriasis indications. It was recently -- it will launch and is launching and will launch, I think, in Crohn's Disease as well as to the full label here. And there's a lot more upside there. You just had the CEO of J&J, talk about that being a $10 billion-plus opportunity. So still really nice part of our portfolio, and we see a lot of growth left there.

Michael Nedelcovych^  Any questions from the audience? So another important product with a lot of growth ahead of it is Cobenfy. Your royalty is relatively small. But here again, it looks as though the initial reception amongst prescribers is perhaps even better than expected. What are your expectations for that drug?

Marshall Urist^  Yeah. We're excited, especially to see what's -- excited about what's happening because if you go back to when we bought that royalty, it was in the hands of Karuna, right, which was a smaller company trying to launch a drug in schizophrenia, which there's a lot of generics and it's a very Medicaid-heavy area. And so we were excited about it then.

Fast forward to today it being in the hands of Bristol and bringing all of their resources for it. I think that alone enhances the value of that royalty significantly, seeing the launch has been great. And I think it's a good example of actually bigger picture, the kind of products that we try and focus on when we invest to build our portfolio is products that are meaningful to patients that are truly different and hopefully those drugs, sometimes will end up in the hands of really big players to who can add even more value. So it's sort of -- it's a little bit of a window in dollar product selection philosophies.

Michael Nedelcovych^  Great. Cobenfy kind of straddles the approved product portfolio and pipeline has some important readouts coming up this year, one in adjunctive schizophrenia, one in Alzheimer's disease psychosis. Do you have an expectation for those readouts? And are the sort of broader development program, is that all sort of baked into the cake when you're doing deals? Or do you base your deal on core approval and then everything else is icing?

Marshall Urist^  Yeah. It's more the second. So when we made that investment, it was really focused on the schizophrenia monotherapy opportunity. And anything beyond that was upside to our expectations. So certainly, ADP, Bristol has talked about going beyond that, I think, in bipolar and other areas and all of that would be kind of upside to our original kind of deal model.

Michael Nedelcovych^  You mentioned pelacarsen and Amgen's Lp(a) agent. In your experience, the Phase 3 horizon trial for pelacarsen got pushed out slightly from 2025 now to 2026. This will be the first Phase 3 readout for an Lp(a). Your experience is that good, bad, neutral, did you have any interpretation of that news?

Marshall Urist^  I think probably people who have been in this space for a while. There's no one answer to that question. I think we're really excited about the class. Obviously, have royalties in both the leading products. The way we thought about it was it's not necessarily surprising that when you're running a first-in-class outcome study, the team at Novartis had to estimate the event rates there's -- based on not a lot of precedent information. So is it necessarily terribly surprising that it turned out to be a little slower than they thought? No, it doesn't really change our view.

Michael Nedelcovych^  So in my mind, the pelacarsen readout just because the sort of breadth of the opportunity is so large, assuming all goes well, in my mind, that's the kind of readout that could spark investor imagination and really help them to focus on your pipeline and the upside opportunity that Royalty Pharma enjoys with its development candidates.

Am I overstating the case here? Is it just one of the five important readouts that are coming over the next 12 to 18 months?

Marshall Urist^  I mean I don't think you're overstating it. I mean we're obviously really excited about that class. That could be a multibillion-dollar class. There has the combination of a lot of patients out there, millions of patients out there. We'll have the two biggest cardiovascular marketers in the world, marketing those drugs globally, and this will be the only way to lower your Lp(a), right?

People always ask us, well, why isn't it like LDL and PCSK9? And the difference here is this is the only game in town right now for lowering Lp(a). There's no statins or other things you have to worry about. So we're really excited about that class. All that being said, I don't think those two readouts define our pipeline by any stretch of the imagination. We talked about some of the other things that are in there. And I'm sure by the time those things read out, we will have added other exciting things to the pipeline as well.

Michael Nedelcovych^  Makes sense. The simple fact that you have pelacarsen and another Lp(a) lowering agent in your pipeline and are able to do that with relative ease as opposed to having two divergent clinical development programs is a strength of Royalty Pharma’s. Can you take us through your reasoning behind doing those side-by-side deals and how you think about that as a differentiator?

Marshall Urist^  Yeah. If you look historically at Royalty Pharma, I think it is something that does differentiate our model, right, is being able to own multiple products in the same class. And the logic behind that is, I think, pretty straightforward, which is we have seen rarely, we haven't seen these classes, of course, be a winner-take-all, zero-sum game, right? You look across multiple classes there are multiple players that have turned into multibillion-dollar drugs, and there are countless examples. So I think we are unique in our ability to own multiple because they are passive royalties on multiple products in the same class. And I think we've done it. We've done it over and over again, historically all the way back to the TNF class in CGRP. We've done it in HAE. We've done it in multiple sclerosis and now you mentioned Lp(a), but it is something very unique about our model.

Michael Nedelcovych^  Any questions from the audience? So another important agent that you mentioned, we'll get some data for us soon as trontinemab. What are you going to be looking for in the Phase 1/2 Alzheimer's data that Roche will present to give you some comfort that it was a good investment?

Marshall Urist^  Yeah. I think there's two ways to look at that. I think one is we've seen the amyloid lowering data, which is the biomarker for Alzheimer's disease. So that data has been very impressive, I think, so far. Certainly, it will -- we'll get more comfort on safety, which I think is the big question.

And so yeah, I think putting those two things together, that could be another really exciting part of the pipeline. I think when we take a step back, though, and it is kind of an interesting case study in the unique opportunities we have because of where we sit in the ecosystem is we bought that royalty for trontinemab within the same MorphoSys transaction where we got the Tremfya royalty as well, right? And so our unique ability to, in that case, help MorphoSys acquire a company brought us these multiple exciting royalties into our portfolio. So I think MorphoSys, overall, really anchored by Tremfya was a great investment. And if trontinemab turns into a big product, it will enhance what was already an attractive investment.

Michael Nedelcovych^  I think if you rewind about a decade from any given moment in Royalty Pharma's history, it seems as though there's at least one or two products where you really saw around a corner. Do you think with anti-amyloid, there's the potential that this becomes a much bigger class of drugs than they currently seem to be perhaps because they work by preventing Alzheimer's disease when people with amyloid burden, but not yet symptomatic, are found and treated early. We're going to get some data from Lilly potentially in the next couple of years on that front. And you would seem to be relatively well positioned with trontinemab, if that ends up being the case. So just that general marketplace, what are your views?

Marshall Urist^  Yeah. I mean I'm certainly hopeful that, that turns out to be true, not just for our portfolio, but of course, for the world as well that we can prevent that. So yeah, that will be really exciting. And I think part of it is earlier stage data, as you said, part of it is product profile and kind of working out all the kinks in this market and finding the right market -- the right product profile that has the right kind of fit with this patient population.

So in terms of the burden on patients and caregivers and everything else, right? I think getting all of those pieces right is going to be important to making this a big market.

Michael Nedelcovych^  You had a royalty on long-acting injectable antipsychotic from Teva, TEV-749. When we ask our consultants about that approach in general, they're usually seeing the praises of the idea that a long acting injectable makes all the sense in the world, and yet traction seems to be hard to gain. What do you envision for this product in that injectables and schizophrenia more broadly?

Marshall Urist^  Yeah. Just for background for everyone. So that transaction is another interesting and exciting part of our business is that we can work directly with large pharma’s and share the R&D expense of a specific program. In this case, we helped Teva fund the Phase 3 for this long-acting injectable for olanzapine and the data has looked great so far. And I don't think anyone really doubted whether or not the drug worked. I think safety was the big question. And I think they've now injected, I think, several thousand people with no safety events. So I think things are looking great from that perspective.

In terms of the marketplace, this is -- it is a marketplace. It does take some time to gain traction, right, getting as we've seen, it takes time to get payers in line. And so I think Teva has been successful with their first LAI, right, launching into what is a really crowded market where there are already multiple LAIs for risperidone. They're going to be coming behind that. So I think having the portfolio and having a great company like Teva behind it, we're excited to see where that goes.

Michael Nedelcovych^  Any questions from folks in the room? Okay. Well, maybe we can move to some broader topics. Your company has various drugs that may be exposed to price negotiation under IRA. There's also this question that we get a lot, maybe you do, too, about whether whatever prices are negotiated through IRA, it might leak into private insurance channels. Given that you have your hands in multiple pots at least therapeutic category wise, do you have a view on that topic?

Marshall Urist^  Yeah. I mean I think it's still a little bit of wait and see. I think you mentioned IRA and price negotiation. One of the things we've been fortunate with in how our portfolio happened to be positioned was we just didn't have a lot of Part D exposure. We did have some, and I think some of that is a reflection of the investment strategy that we talked about is we're trying to focus on big important drugs, right? So it would have been -- I guess it would have been a problem if we didn't have any, right? Because we want to be involved with those kind of drugs.

And so we have -- we do have a handful. So we had Imbruvica -- we have Imbruvica, which already went through price negotiation. Trelegy was on -- is another great product for us that's been a fantastic investment. That product has been growing really nicely, consensus numbers rising. But I think that's one where that was sort of expected when we made that investment. So I can't say that's a surprise. But beyond that, there's just not a lot of meaningful exposure in the portfolio.

So as to long term, what will happen with commercial, I think so far, we haven't seen a ton of evidence that that's going to happen. But look, things are evolving. Part B when that comes through, that might be for injectable drugs. That might be a different story. So we'll have to see -- wait and see so far. But I don't think we know anything different right now.

Michael Nedelcovych^  Amongst the drugs in your current product portfolio, are there any that might benefit from the Part D redesign that's being implemented in 2025?

Marshall Urist^  Terry might have some thoughts as well. Yeah, I mean, we're looking to see things that have a significant out-of-pocket -- Trelegy is one where it's certainly possible that could be -- yeah, there's a lot of product abandonment, is a good example of where it could actually be a positive in the near term.

Michael Nedelcovych^  Great. NIH funding seems like at least historically, it could be a source of new deals for you all, cutting of that funding might represent a risk. Maybe we can broaden the lens as well to just any regulatory political risk that may have arisen in the last few weeks that's on your radar screen or opportunity.

Terrance Coyne^  NIH plays a massive role in sort of the innovation cycle in the United States for -- in the biopharma industry, there's no doubt about it. A lot of the drugs that the most exciting innovations are happening in academia. They don't -- they out-license them to a small biotech and then you know how it goes, and then biotech gets acquired by pharma, et cetera.

So yeah, it's absolutely critical that NIH remains healthy and vibrant for our industry over the long term. As far as some of the cuts that have been discussed, I wouldn't say we have a real expertise in that. That's probably better questions for people in the academic world.

But I think overall, we hope that NIH remains as vibrant and productive as it has been in the past because it's an asset of the United States. There's no doubt about it.

Marshall Urist^  I mean the one thing is we all know the timing cycle of innovations out of academia is very long, right? So as unfortunate is cutting that funding would be, it certainly would be a very, very long-tailed thing before it directly impacted our business.

And if anything, I guess, there's a possibility that it could make universities look differently at selling the royalties that they own, right? If they do need capital, unfortunately, to fund research, maybe that bring some things to market sooner than we might have otherwise seen.

Michael Nedelcovych^  Speaking of Royalty Pharma has a rigorous deal screening process. So you source deals from academia, foundations, biotech primarily. Maybe you could take us through a little bit of the ins and outs of that process.

Marshall Urist^  Sure. So I guess there's two big parts to it. One is, just given the scale of our business, the tenure, how long we've been around, right, we do have a lot of incoming deal flow, right, just our brand and name things come to us. But we absolutely marry that to a very active outgoing business development process as well to make sure that we're -- that programs that we've identified, products we've identified internally, we want to make sure that we're talking to companies if and when it's the right time to make sure that we have those relationships.

So -- and the same thing with academia is true. We hosted a cocktail party last night at the big tech transfer conference that's going on in D.C. right now. So we have -- we're pushing on all the fronts. And I think even as our market has grown over the last few years and the number of things that are just walking in the door has grown dramatically, we've wanted to make sure that we put most of our effort into outgoing effort into things that we like and we -- that our team identifies as attractive. And there's kind of a nice synergy to it because as we work on things, work on specific projects, we learn about other things or in that process, identify future opportunities, which kind of drives business development. So there's a nice kind of cycle to it that continues to drive the business year-to-year.

Michael Nedelcovych^  Reviewing opportunities -- do you consider your current product portfolio and sort of a predetermined amount of exposure you want to various therapeutic categories? Or is it more opportunistic and if the candidate kind of checks certain boxes, then it's a go?

Terrance Coyne^  We get asked that question frequently. We do not approach it with any targets in mind. We are really -- we'll invest in, as Marshall mentioned, we'll invest in multiple assets in the same class, different the same stages -- we're really sort of chasing the best assets or the best -- where the science is, what are the products are having the biggest impact on patients and where we see the biggest long-term market opportunity.

So we don't have targets in mind the beauty of our portfolio is it's so large that everything that we invest in, we're kind of we are diversified. It would be really tough for us to invest in an asset that actually made our portfolio more concentrated. And so that's a major competitive advantage for us as well.

Michael Nedelcovych^  Any questions from the audience? Great. Well, we have just a few minutes left. So I'm going to ask a hard question as the last question. Without naming names, is there one deal that stands out to you as having gone not at all the way you anticipated. And it could be a deal that went better than you had thought or that went worse than you had thought. And what was the assumption you made, generally speaking, that turned out to be incorrect?

Marshall Urist^  Sure. Terry might have some thoughts. So I'll start with the easier part on things that went better than expected. A few examples. We've talked about some of them, right? I think the two big products, Tremfya and Trelegy, have -- we were more positive than consensus on those when we started and they've even outperformed our expectations there. And if anything, I think that's sort of the power of the market and the sort of compounding nature of those drugs has certainly outperformed what we modeled. We were just talking about one, an older investment of ours is a product for MS called -- yeah, you want to cover that one, on Tysabri.

Terrance Coyne^  Tysabri where we made this investment, we had been working on this forever. We started looking at it in like 2010, we made -- we tried to buy it in 2013, didn't happen. We ended up buying in 2017. And at that time, there was this big competitor, and ended up being a very important competitor, OCREVUS came along.

And I think we talked to a lot of doctors and did a ton of work, and there was this view that a lot of patients were going to switch and that everyone was going to switch and this drug was going to kind of go like to zero.

We had, I think, we had a conservative view that there would be some decent switching, but that it wouldn't go away. And I think that that's one. And we're learning this more and more that like markets are so sticky for products that work really well, and they have a big benefit for patients. And Tysabri is a prime example of that.

And so, it actually grew the year after we bought it, which we didn't think was going to happen and it's been kind of stable since then. And now it's probably turning over a little bit now as there's potential biosimilar competition. But overall, it's been an incredible investment and it is sort of that one of those ones where you always have to look to the benefit of -- for the patients because they're ultimately the ones that are going to decide whether to stay on a drug or not.

Marshall Urist^  And I'll be intellectually honest and tell you the other side of one, too, just to make sure we cover the waterfront. Yeah, but no, I -- we won't dodge it. We -- yeah, so an obvious one was we funded the Phase 3 adjuvant trial for palbociclib, partnered with Pfizer on that. And that, obviously, as everyone who's followed the space for a while, didn't work out, that's part of the industry. And probably what we got wrong was that drug was new at the time to a lot of doctors. And I think keeping patients on drug and treating through side effects is probably something we underestimated when we were doing the work.

Michael Nedelcovych^  Appreciate your intellectual honesty. Please join me in thanking Terry and Marshall for their time.

Cautionary Note Regarding Forward-Looking Statements

The information set forth herein does not purport to be complete or to contain all of the information you may desire. Statements contained herein are made as of the date of this document unless stated otherwise, and neither the delivery of this document at any time, nor any sale of securities, shall under any circumstances create an implication that the information contained herein is correct as of any time after such date or that information will be updated or revised to reflect information that subsequently becomes available or changes occurring after the date hereof. This document contains statements that constitute “forward-looking statements” as that term is defined in the United States Private Securities Litigation Reform Act of 1995, including statements that express the company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. Examples include discussion of Royalty Pharma’s strategies, financing plans, growth opportunities, market growth, and plans for capital deployment, plus the benefits of the Transaction, including cash savings, enhanced alignment with shareholders, increased investment returns, expectations regarding management continuity, transparency and governance, and the benefits of simplification to its structure. In some cases, you can identify such forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “target,” “forecast,” “guidance,” “goal,” “predicts,” “project,” “potential” or “continue,” the negative of these terms or similar expressions. Forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to the company. However, these forward-looking statements are not a guarantee of Royalty Pharma’s performance, and you should not place undue reliance on such statements, including because the Transaction is subject to shareholder approval. Forward-looking statements are subject to many risks, uncertainties and other variable circumstances, and other factors. Such risks and uncertainties may cause the statements to be inaccurate and readers are cautioned not to place undue reliance on such statements. Many of these risks are outside of Royalty Pharma’s control and could cause its actual results to differ materially from those it thought would occur. The forward-looking statements included in this document are made only as of the date hereof. Royalty Pharma does not undertake, and specifically declines, any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as required by law. For further information, please reference Royalty Pharma’s reports and documents filed with the U.S. Securities and Exchange Commission (“SEC”) by visiting EDGAR on the SEC’s website at www.sec.gov.

Additional Information and Where to Find It

In connection with the Transaction, Royalty Pharma will file with the SEC a proxy statement on Schedule 14A. The definitive proxy statement will be sent to the shareholders of Royalty Pharma seeking their approval of the Transaction and other related matters.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT ON SCHEDULE 14A WHEN IT BECOMES AVAILABLE, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION OR INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING ROYALTY PHARMA, THE TRANSACTION AND RELATED MATTERS.

Investors and security holders may obtain free copies of these documents, including the proxy statement, and other documents filed with the SEC by the Company through the website maintained by the SEC at https://www.sec.gov/edgar/browse/?CIK=1802768&owner=exclude.  Copies of documents filed with the SEC by Royalty Pharma will be made available free of charge by accessing its website at https://www.royaltypharma.com/investors/ or by contacting Royalty Pharma via email by sending a message to ir@royaltypharma.com.

Participants in the Solicitation

Royalty Pharma and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Royalty Pharma in connection with the Transaction under the rules of the SEC. Information about the interests of the directors and executive officers of Royalty Pharma and other persons who may be deemed to be participants in the solicitation of shareholders of Royalty Pharma in connection with the Transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement related to the Transaction, which will be filed with the SEC. Information about the directors and executive officers of Royalty Pharma and their ownership of Royalty Pharma ordinary shares is also set forth in Royalty Pharma’s definitive proxy statement in connection with its 2024 Annual General Meeting of Shareholders, as filed with the SEC on April 25, 2024 (and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/1802768/000114036124022029/ny20020881x1_def14a.htm) and in Royalty Pharma’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0001802768/000180276825000010/rprx-20241231.htm). Information about the directors and executive officers of Royalty Pharma, their ownership of the Royalty Pharma ordinary shares, and Royalty Pharma’s transactions with related persons is set forth in the sections entitled “Directors, Executive Officers and Corporate Governance,” “Security Ownership of Certain Beneficial Owners and Management and Related Shareholders Matters,” and “Certain Relationships and Related Transactions” included in Royalty Pharma’s annual report on Form 10-K for the fiscal year ended December 31, 2024, which was filed with the SEC on February 12, 2025 (and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0001802768/000180276825000010/rprx-20241231.htm), and in the sections entitled “Certain Relationships and Related Party Transactions,” and “Security Ownership of Certain Beneficial Owners,” included in the Company’s definitive proxy statement in connection with its 2024 Annual General Meeting of Shareholders, as filed with the SEC on April 25, 2024 (and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/1802768/000114036124022029/ny20020881x1_def14a.htm).  Additional information regarding the interests of such participants in the solicitation of proxies in respect of the Transaction will be included in the proxy statement and other relevant materials to be filed with the SEC when they become available. These documents can be obtained free of charge from the SEC’s website at www.sec.gov.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or the solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.